                                                                     EXHIBIT 4.9

                            AMENDED AND RESTATED
                             WARRANT AGREEMENT

     THIS AMENDED AND RESTATED WARRANT AGREEMENT, dated as of June 8, 2001 (this "Agreement") is entered into between DRS TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company ("Warrant Agent").

                            W I T N E S S E T H:

     WHEREAS, NAI Technologies, Inc. ("NAI") entered into a Warrant Agreement dated as of August 26, 1996 (the "Original Warrant Agreement") with American Stock Transfer & Trust Company (the "Original Warrant Agent") contemporaneously with the effectiveness of a registration statement filed by NAI covering, among, other matters, the public offer and sale of warrants (the "NAI Warrants") to purchase up to approximately 4,119,700 shares of common stock, par value $.10 per share, of NAI (the "NAI Common Stock") which were being sold from time to time by the holders thereof, each NAI Warrant representing the right to purchase from NAI one (1) share of NAI Common Stock at the purchase price of $2.50 per share, subject to adjustment, until the expiration of the NAI Warrant on February 15, 2002; and

     WHEREAS, pursuant to the merger (the "Merger") of DRS Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into NAI, with NAI being the surviving corporation and wholly-owned subsidiary of the Company,
(i) each issued and outstanding NAI Warrant was converted to a warrant (collectively, the "Warrants") to purchase shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") at a conversion ratio of 0.25 share of Common Stock to one share of NAI Common Stock at a purchase price of $10.00 per share, subject to adjustment (the "Purchase Price"), and (ii) the Company assumed the obligations of NAI under the Warrant Agreement; and

     WHEREAS, in connection with the Merger, NAI, the Original Warrant Agent and Continental Stock Transfer & Trust Company ("Continental") entered into an Amendment to the Original Warrant Agreement dated as of February 18, 1999 (as the Original Warrant Agreement was so amended, the "Warrant Agreement") pursuant to which the Original Warrant Agent was discharged of its duties under the Original Warrant Agreement and Continental was appointed a successor warrant agent pursuant to Section 12 of the Original Warrant Agreement; and

     WHEREAS, the Company has discharged Continental as successor warrant agent pursuant to Section 12 of the Warrant Agreement; and

     WHEREAS, the Company desires to appoint Warrant Agent, and Warrant Agent desires to be appointed, as successor warrant agent pursuant to
Section 12 of the Warrant Agreement; and

     WHEREAS, the Company desires to amend and restate the Warrant Agreement and to appoint Warrant Agent to act on behalf of the Company, and

Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange, and replacement of the certificates evidencing the Warrants (the "Warrant Certificates") and the exercise of the Warrants, and to act as depository for the Warrants.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Appointment of Warrant Agent. The Company hereby appoints Mellon Investor Services LLC to act as agent for the Company in accordance with the terms and conditions contained (i) hereinafter in this Agreement and (ii) in the Warrant Certificate substantially in the form of the draft attached hereto as Exhibit A and made a part hereof, and Mellon Investor Services LLC hereby accepts such appointment. Warrant Agent is hereby vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent and Warrant Agent accepts and assumes such powers, rights, duties and responsibilities. The Company may from time to time appoint such Co-Warrant Agents as it may deem necessary or desirable.

     Section 2. Form of Warrant Certificate

     The Warrant Certificates (and the terms and conditions of the Warrant to be printed on the reverse thereof) shall be substantially in the form of the draft attached hereto as Exhibit A and may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as the Company may deem appropriate (which does not materially change or affect the rights, duties and obligations of the Warrant Agent) and as are not inconsistent with the provisions of this Warrant Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange. The Warrant Certificate sets forth the rights of the holders of the Warrant Certificate.

     Section 3. Countersignature and Registration

     The Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, its President, or any Vice President, by facsimile signature, and have affixed thereto a facsimile of the Company's seal which shall be attested by the Secretary or an Assistant Secretary of the Company by facsimile signature. The Warrant Certificates shall be manually counter-signed by Warrant Agent and shall not be valid for any purpose unless so counter-signed. In case any officer of the Company who has signed any of the Warrant Certificates ceases to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be counter-signed by Warrant Agent, issued, and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company.

     Warrant Agent shall keep, or cause to be kept, at its designated office, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and address of the respective holders of the Warrant Certificates, the number of Warrants evidenced on its face by each of the Warrant
Certificates, and the date of each of the Warrant Certificates.

     Section 4. Transfer, Split-Up, Combination, and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates.

     A. Subject to the provisions of Section l(c) of the Warrant Certificate, any Warrant Certificate, with or without other Warrant Certificates, may be transferred, split up, combined, or exchanged for another Warrant Certificate or Warrant Certificates in accordance with Sections 1 and 4 of the Warrant Certificate.

     B. Upon receipt by the Company and Warrant Agent of evidence reasonably satisfactory to each of the Company and Warrant Agent of the loss, theft, destruction, or mutilation of a Warrant Certificate, and in case of loss, theft, destruction, or mutilation, of indemnity reasonably satisfactory to the Company and the Warrant Agent and, in the case of mutilation, upon surrender and cancellation thereof, Warrant Agent will execute and deliver a new Warrant Certificate in accordance with Section 7 of the Warrant Certificate.

     Section 5. Subsequent Issue of Warrant Certificates.

     No Warrant Certificates may be issued except (a) Warrant Certificates issued in accordance with Section 4.A hereof and (b) Warrant Certificates issued in accordance with Section 4.B hereof.

     Section 6. Exchange, Transfer or Assignment of Warrant Certificates
Fees.

     The Company covenants and agrees that it will pay when due and payable any and all governmental taxes (excluding income taxes) and charges which may be payable in respect of the issuance or delivery of the Warrant Certificates or of any shares of Common Stock upon the exercise of Warrants in accordance with Section 4 of the Warrant Certificate. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates, or the issuance or delivery of certificates for shares of Common Stock in a name other than that of the registered holder of the Warrant Certificate evidencing Warrants surrendered for exercise, or to issue or deliver any certificates for shares of Common Stock upon the exercise of any Warrants, until any such tax has been paid (any such tax being payable by the holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

     Section 7. Right of Action.

     All rights of action in respect of this Agreement are vested in the respective registered holders of the Warrant Certificates; and any registered holder of any Warrant Certificate, without the consent of Warrant Agent or of the holder of any other Warrant Certificate, may, in such holder's own behalf and for such holder's own benefit, enforce, and may institute and maintain any suit action, or proceeding against the Company to enforce, or otherwise in respect of, such holder's right to exercise the Warrants evidenced by such Warrant Certificate in the manner provided in such Warrant Certificate.

     Section 8. Registration and Transfer of Warrant Certificates.

     The Company agrees that:

     A. The Warrants are transferable only on the registry books of Warrant Agent upon surrender of the Warrant Certificates at the designated office of Warrant Agent and only as provided in Section 4 of the Warrant
Certificate; and

     B. Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Agent) for all purposes whatsoever, and neither the Company nor Warrant Agent shall be affected by any notice to the contrary.

     Section 9. Concerning Warrant Agent.

     The Company agrees to pay to Warrant Agent the fees set forth in
Schedule I hereto for all services rendered by Warrant Agent in the execution and administration of this Agreement, to reimburse Warrant Agent for all reasonable expenses (including reasonable counsel fees), disbursements, taxes and governmental charges and other charges of any kind and nature incurred by Warrant Agent in the preparation, execution, delivery, amendment and administration of this Agreement and to indemnify Warrant Agent and save it harmless against any and all liabilities, including judgments, costs, losses, damages, fines, penalties, claims, demands, settlements and reasonable counsel fees, for any action taken, suffered or omitted to be taken by Warrant Agent in connection with the execution and administration of this Agreement except as a result of the Warrant Agent's gross negligence, willful misconduct or bad faith (each as finally determined by a court of competent jurisdiction). The foregoing indemnities in this paragraph shall survive termination or removal of the Warrant Agent or termination of this Agreement. The reasonable costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Any liability of Warrant Agent under this Agreement to the Company will be limited to the amount of fees paid by the Company to Warrant Agent.

     Section 10. Merger or Consolidation or Change of Name of Warrant
Agent.

     Any entity into which Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which Warrant Agent or any successor Warrant Agent is a party, or any entity succeeding to the business of Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any amendment or any further act on the part of any of the parties hereto, provided that such entity would be eligible for appointment as a successor Warrant Agent under the provisions of Section 12. In case at the time such successor Warrant Agent succeeds to the agent created by this Agreement, any of the Warrant Certificates have been counter-signed but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so counter-signed; and in case at that time any of the Warrant Certificates have not been countersigned, Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

     In case at any time the name of Warrant Agent is changed and at such time any of the Warrant Certificates have been counter-signed but not delivered, Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so counter-signed; and in case at that time any of the Warrant Certificates have not been counter-signed, Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

     Section 11. Duties of Warrant Agent.

     Warrant Agent undertakes only the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrant Certificates, by their acceptance thereof, shall be bound:

     A. Warrant Agent may consult with legal counsel for the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection to Warrant Agent as to any action taken, suffered or omitted by it in good faith and in accordance with such advice or opinion.

     B. Whenever in the performance of its duties under this Agreement Warrant Agent deems it necessary or desirable that any fact or matter be provided or established by the Company prior to taking, suffering or omitting to take any action hereunder such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary of the Company, and delivered to Warrant Agent; and such certification shall be full authorization to Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate.

     C. Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

     D. Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof) or the genuineness of any endorsed document of assignment or other document believed by it to be genuine; nor shall it be responsible for the adjustment of the Purchase Price or the making of any change in the number of shares of Common Stock required under the provisions of the Warrant or responsible for the manner, method, or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Purchase Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any securities will, when issued, be validly authorized and issued, fully paid, and nonassessable.

     E. The Company agrees that it shall perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by Warrant Agent for the carrying out or performing by Warrant Agent of the provisions of this Agreement.

     F. Warrant Agent is hereby authorized, protected and directed to accept instruments with respect to the performance of its duties hereunder from the Chairman of the Board, the President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions received from any such officer.

     G. Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees.

     H. Warrant Agent shall incur no liability or responsibility to the Company or to any holder of a Warrant Certificate for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties except for Warrant Agent's own gross negligence, willful misconduct or bad faith (each as finally determined by a court of competent jurisdiction).

     I. Warrant Agent and any stockholder, affiliate, director, officer or employee of Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     J. Warrant Agent shall act hereunder solely as agent for the Company and in a ministerial capacity, and its duties shall be determined solely by the provisions hereof. Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith (each as finally determined by a court of competent jurisdiction). Notwithstanding anything herein to the contrary, in no event shall Warrant Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) even if Warrant Agent has been advised of the likelihood of such loss or damage.

     L. No provision of this Warrant Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties herewith or in the exercise of its rights hereunder if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

     Section 12. Change of Warrant Agents.

     Warrant Agent may resign and be effectively discharged from its duties under this Agreement upon thirty days' notice in writing mailed to the Company by registered or certified mail, and to the holder of the Warrants by first-class mail. The Company may remove Warrant Agent or any successor Warrant Agent upon thirty days' notice in writing mailed to Warrant Agent or a successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock, by first class mail. If the Warrant Agent resigns, is removed, or becomes otherwise incapable of acting, the Company shall appoint a successor Warrant Agent. If the Company fails to make such appointment within a period of thirty (30) days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her, or its Warrant Certificate for inspection by the Company), then the Company, the Warrant Agent or the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be an entity organized and doing business, or a partnership or association formed, under the laws of the United States or of the State of New York in good standing, having an office in New York City, New York, which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least Ten Million Dollars ($10,000,000). After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Warrant Agent without further act or deed; and, upon payment in full of amounts owed to the predecessor Warrant Agent, the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act, or deed necessary for that purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered holders of the Warrants. Failure to give any notice provided for in this Section "12," however, or any defect therein, shall not affect the legality or validity of the resignation or removal of Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

     A. Notices or demands authorized by this Agreement to be given or made by Warrant Agent or by the holder of any Warrant Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Company with Warrant Agent) as follows:

     DRS Technologies, Inc.
     5 Sylvan Way
     Parsippany, NJ 07054
     Attention: Mr. Richard A. Schneider

     Subject to the provisions of the Warrant Certificate, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Warrant to or on Warrant Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by Warrant Agent with the Company) as follows:

     Mellon Investor Services LLC
     44 Wall Street, 6th Floor
     New York, New York 10005
     Attention: Relationship Management

     Notices or demands authorized by this Agreement to be given or made by the Company or Warrant Agent to the holder of any Warrant shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received the notice.

     Section 13. Modification of Agreement.

     Warrant Agent may, without the consent or concurrence of the holders of the Warrants, by supplemental agreement or otherwise, join with the Company in making any change to, or correction in, this Agreement that they shall have been advised by counsel (who may be counsel for the Company):
(1) are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained; or (2) add to the covenants and agreements of the Company in this Agreement further covenants and agreements thereafter to be observed, or surrender any right reserved to or conferred upon the Company in this Agreement; and (3) in either case, do not adversely affect, alter, or change the rights, privileges, or immunities of the holders of the Warrant Certificates or Warrant Agent.

     Section 14. Successors.

     All the covenants and provisions of this Agreement by or for the benefit of the Company or Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     Section 15. Benefits of this Agreement.

     Nothing expressed in this Agreement and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, Warrant Agent, and the holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof; and all covenants, conditions, stipulations, promises, and agreements in this Agreement contained herein shall be for the sole and exclusive benefit of the Company and Warrant Agent and their respective successors and of the holders of the Warrants.

     Section 16. Governing Law.

     This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of such State.

     Section 17. Descriptive Heading.

     Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 18. Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one single document.

                                 SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Warrant Agreement to be duly executed as of the date first written above.

                                          DRS TECHNOLOGIES, INC.

                                          By: /s/ Richard A. Schneider
                                             -----------------------------------
                                             Richard A. Schneider
                                             Executive V.P., CFO


Attest:

/s/ Nina Laserson Dunn                    (SEAL)
--------------------------------------


                                          MELLON INVESTOR SERVICES LLC, as
                                          Warrant Agent

                                          By: /s/ Scott Bellinger
                                             -----------------------------------
                                             Scott Bellinger
                                             Relationship Manager

Attest:

/s/ Donald Messmer                        (SEAL)
--------------------------------------

                                                                      EXHIBIT A

No. B-____                                                        _______ Shares



                             DRS TECHNOLOGIES, INC.

                        WARRANT TO PURCHASE COMMON STOCK

                       VOID AFTER 5:30 P.M., NEW YORK CITY
                          TIME, ON THE EXPIRATION DATE

THIS WARRANT AND ANY SHARES ISSUED UPON THE EXERCISE OF THIS WARRANT ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 2 OF THIS WARRANT.

         FOR VALUE RECEIVED, DRS TECHNOLOGIES, INC., a Delaware corporation (the "Company"), hereby agrees to sell upon the terms and on the conditions hereinafter set forth, but no later than 5:30 p.m., New York City time, on the Expiration Date (as hereinafter defined) to __________________________, or registered assigns (the "Holder"), under the terms as hereinafter set forth, ______________________________ (______) fully paid and non-assessable shares of the Company's Common Stock, par value $.01 per share (the "Warrant Stock"), at a purchase price per share of Ten Dollars ($10.00) (the "Warrant Price"), pursuant to this warrant (this "Warrant"). The number of shares of Warrant Stock to be so issued and the Warrant Price are subject to adjustment in certain events as hereinafter set forth. The term "Common Stock" shall mean, when used herein, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant.

         This Warrant is one of a series of the Company's Warrants to purchase Common Stock (collectively, the "Warrants"), issued pursuant to that certain Agreement and Plan of Merger, dated as of August 26, 1998, by and among the Company, NAI Technologies, Inc. and DRS Merger Sub, Inc. (the "Agreement"). Capitalized terms used and not otherwise defined herein shall have the respective meanings attributed to such terms in the Agreement.

     1.  Exercise of Warrant.

         (a) The Holder may exercise this Warrant according to its terms by surrendering this Warrant to the Company at the address set forth in Section 10, the subscription form attached hereto having then been duly executed by the Holder, accompanied by cash, certified check or bank draft in payment of the purchase price, in lawful money of the United States of America, for the number of shares of the Warrant Stock specified in the subscription form, or as otherwise provided in this Warrant prior to 5:30 p.m., New York City time, on February 15, 2002 (the "Expiration Date").

         (b) This Warrant may be exercised in whole or in part so long as any exercise in part hereof would not involve the issuance of factional shares of Warrant

Stock. If exercised in part, the Company shall deliver to the Holder a new Warrant, identical in form, in the name of the Holder, evidencing the right to purchase the number of shares of Warrant Stock as to which this Warrant has not been exercised, which new Warrant shall be signed by the Chairman and Chief Executive Officer or the President and the Secretary or the Assistant Secretary of the Company. The term Warrant as used herein shall include any subsequent Warrant issued as provided herein.

         (c) No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. The Company shall pay cash in lieu of fractions with respect to the Warrants based upon the fair market value of such fractional shares of Common Stock (which shall be the closing price of such shares on the exchange or market on which the Common Stock is then traded) at the time of exercise of this Warrant.

         (d) In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Stock so purchased, registered in the name of the Holder, shall be delivered to the Holder within a reasonable time after such rights shall have been so exercised. The person or entity in whose name any certificate for the Warrant Stock is issued upon exercise of the rights represented by this Warrant shall for all purposes be deemed to have become the holder of record of such shares immediately prior to the close of business on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the opening of business on the next succeeding date on which the stock transfer books are open. Except as provided in Section 4 hereof, the Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant.

     2. Disposition of Warrant Stock and Warrant. If, at the time of issuance of the shares issuable upon exercise of this Warrant, no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act of 1933, as amended (the "Act"), the Company may at its election require that any stock certificate delivered to the Holder of a surrendered Warrant bear legends reading substantially as follows:


         "TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE WARRANT PURSUANT TO WHICH THESE SHARES WERE PURCHASED FROM THE COMPANY. COPIES OF THOSE RESTRICTIONS ARE ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY, AND NO TRANSFER OF SUCH SHARES OR OF THIS CERTIFICATE, OR OF ANY SHARES OR OTHER

         SECURITIES (OR CERTIFICATES THEREFOR) ISSUED IN EXCHANGE FOR OR IN RESPECT OF SUCH SHARES, SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS THEREIN SET FORTH SHALL HAVE BEEN COMPLIED WITH."


         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THIS CERTIFICATE THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT."

In addition, so long as the foregoing legend may remain on any stock certificate delivered to the Holder, the Company may maintain appropriate "stop transfer" orders with respect to such certificates and the shares represented thereby on its books and records and with those to whom it may delegate registrar and transfer functions.

     3. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance upon the exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant. The Company further agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant will be duly authorized and will, upon issuance and against payment of the exercise price, be validly issued, fully paid and non-assessable, free from all taxes, Liens, charges and preemptive rights with respect to the issuance thereof, other than taxes, if any, in respect of any transfer occurring contemporaneously with such issuance and other than transfer restrictions imposed by federal and state securities laws.

     4. Exchange, Transfer, Assignment or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations, entitling the Holder or Holders thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof.

     5. Capital Adjustments. This Warrant is subject to the following further provisions:

         (a) Recapitalization, Reclassification and Succession. If any recapitalization of the Company or reclassification of its Common Stock or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or of any successor corporation's assets to any other corporation or business entity (any such corporation or other business entity being included within the meaning of the term "successor corporation") shall be effected, at any time while this Warrant remains outstanding and unexpired, then, as a condition of such recapitalization, reclassification, merger, consolidation, sale or transfer, lawful and adequate provision shall be made whereby the Holder of this Warrant thereafter shall have the right to receive upon the exercise hereof as provided in Section 1 and in lieu of the shares of Common Stock immediately theretofore issuable upon the exercise of this Warrant, such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon the exercise of this Warrant had such recapitalization, reclassification, merger, consolidation, sale or transfer not taken place, and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

         (b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the number of shares of Warrant Stock purchasable upon exercise of this Warrant and the Warrant Price shall be proportionately adjusted.

         (c) Stock Dividends and Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall issue or pay the holders of its Common Stock, or take a record of the holders of its Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Common Stock, then (i) the Warrant Price shall be adjusted in accordance with Section 5(e) and (ii) the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be adjusted to the number of shares of Common Stock that Holder would have owned immediately following such action had this Warrant been exercised immediately prior thereto.

         (d) Stock and Rights Offering to Stockholders. If at any time after the date of issuance of this Warrant, the Company shall issue or sell, or fix a record date for the purposes of entitling holders of its Common Stock to receive, (i) Common Stock or (ii) rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible or exchangeable into or exercisable for Common Stock), in any such case, at a price per share (or having a conversion, exchange or exercise price per share) that is less than the closing price per share of the Company's Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or traded on any such exchange, on the National Market System (the "National Market System") of the National Association of Securities Dealers Automated Quotations System ("Nasdaq"), or if not listed or traded on any such exchange or system, the average of the bid and asked price per share on Nasdaq or, if such quotations are not available, the fair market value per share of the Company's Common Stock as reasonably determined by the Board of Directors of the Company (the "Closing Price") on the date of such issuance or sale or on such record date then, immediately after the date of such issuance or sale or on such record date, (x) the Warrant Price shall be adjusted in accordance with Section 5(e), and (y) the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be adjusted to that number determined by multiplying the number of shares of Warrant Stock purchasable upon exercise of this Warrant immediately before the date of such issuance or sale or such record date by a fraction, the denominator of which will be the number of shares of Common Stock outstanding on such date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate initial conversion price, exchange price or exercise price of the convertible securities or exchangeable securities or rights, options or warrants, as the case may be, so offered) would purchase at such Closing Price, and the numerator of which will be the number of shares of Common Stock outstanding on such date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible or exchangeable securities or rights, options or warrants so offered are initially convertible or exchangeable or exercisable, as the case may be).

              If the Company shall at any time after the date of issuance of this Warrant distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidences of its Indebtedness or assets (excluding cash dividends or distributions paid from retained earnings or current year's or prior year's earnings of the Company) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in the immediately preceding paragraph) (any of the foregoing being hereinafter in this paragraph called the "Securities"), then in each such case, the Company shall reserve shares or other units of such securities for distribution to the Holder upon exercise of this Warrant so that, in addition to the shares of the Common Stock to which such Holder is entitled, such Holder will receive upon such exercise the amount and kind of such Securities which such Holder would have received if the Holder had, immediately prior to the record date for the distribution of the Securities, exercised this Warrant.

         (e) Warrant Price Adjustment. Whenever the number of shares of Warrant Stock purchasable upon exercise of this Warrant is adjusted, as herein provided, the Warrant Price payable upon the exercise of this Warrant shall be adjusted to that price determined by multiplying the Warrant Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Warrant Stock purchasable upon exercise of this Warrant immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Warrant Stock purchasable upon exercise of this Warrant immediately thereafter.

         (f) Certain Shares Excluded. The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this
Section 5 shall exclude any shares then directly or indirectly held in the treasury of the Company.

         (g) Deferral and Cumulation of De Minimis Adjustments. The Company shall not be required to make any adjustment pursuant to this Section 5 if the amount of such adjustment would be less than one percent (1%) of the Warrant Price in effect immediately before the event that would otherwise have given rise to such adjustment. In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Warrant Price in effect immediately before the event giving rise to such next subsequent adjustment.

         (h) Duration of Adjustment. Following each computation or readjustment as provided in this Section 5, the new adjusted Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant shall remain in effect until a further computation or readjustment thereof is required.

     6.  Notice to Holders.

         (a)  Notice of Record Date.  In case:

              (i) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

              (ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation with or merger of the Company into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation; or

              (iii) of any voluntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed to the Holder hereof at the time outstanding a notice specifying, as the case may be,
(i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution or winding-up. Such notice shall be mailed at least thirty (30) days prior to the record date therein specified, or if no record date shall have been specified therein, at least thirty (30) days prior to such specified date.

         (b) Certificate of Adjustment. Whenever any adjustment shall be made pursuant to Section 5 hereof, the Company shall promptly make a certificate signed by its Chairman and Chief Executive Officer, its President or a Vice President and by its Treasurer or Assistant Treasurer or its Secretary or Assistant Secretary, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant after giving effect to such adjustment, and shall promptly cause copies of such certificates to be mailed (by first class mail, postage prepaid) to the Holder of this Warrant.

     7. Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence satisfactory to it, in the exercise of its reasonable discretion, of the ownership and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof, without expense to the Holder, a new Warrant of like tenor dated the date hereof.

     8. Warrant Holder Not a Stockholder. The Holder of this Warrant, as such, shall not be entitled by reason of this Warrant to any rights whatsoever as a stockholder of the Company.

     9. Definitions. As used herein, unless the context otherwise requires, the following terms have the respective meanings:

         (a) "GAAP": United States generally accepted accounting principles, consistently applied.

         (b)  "Indebtedness": at any time and with any respect to any Person,
(i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business, provided that the same shall not be overdue (i.e., the earlier of ninety (90) days from the invoice date or the date the obligee commences an action to recover such amounts), or if overdue, are being contested in good faith and by appropriate proceedings), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such

Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person including without limitation through any agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Indebtedness, and (viii) all Indebtedness referred to in clauses (i) through
(vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         (c) "Lien": any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever.

         (d) "Person": any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

         (e) "Subsidiaries": with respect to any Person, any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person.

    10. Notices. Any notice required or contemplated by this Warrant shall be deemed to have been duly given if transmitted by registered or certified mail, return receipt requested, to the Company at 5 Sylvan Way, Parsippany, New Jersey 07054, Attention: President, or to the Holder at the name and address set forth in the Warrant Register maintained by the Company.

    11. Choice of Law. THIS WARRANT IS ISSUED UNDER AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed on its behalf, in its corporate name and by its duly authorized officer, as of this _____ day of _____________ 1999.


                                          DRS TECHNOLOGIES, INC.



                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                SUBSCRIPTION FORM



         The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to exercise purchase rights represented by such Warrant for, and to purchase thereunder, the following number of shares of Common Stock of DRS TECHNOLOGIES, INC.:



     Number of Shares                               Purchase Price Per Share
     ----------------                               ------------------------




         The undersigned herewith makes payment of $_____________ therefor, and requests that certificates for such shares (and any warrants or other property issuable upon such exercise) be issued in the name of and delivered to ______________________ whose address is
__________________________________________________________
_______________________________________ (social security or taxpayer identification number ________________) and, if such shares shall not include all of the shares issuable under such warrant, that a new warrant of like tenor and date for the balance of the shares issuable thereunder be delivered to the undersigned.



                                     HOLDER:



                                     ------------------------
                                     Signature



                                     ------------------------
                                     Signature, if jointly held



                                     ------------------------
                                     Date

                                 ASSIGNMENT FORM



FOR VALUE RECEIVED, _____________________________________________ hereby sells, assigns and transfers unto



Name____________________________________________________________________________
         (Please typewrite or print in block letters)

Social Security or Taxpayer Identification Number_______________________________

the right to purchase shares of Common Stock of DRS TECHNOLOGIES, INC., a Delaware corporation, represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint _________________________________, Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.



DATED:__________________





                                                 --------------------------
                                                 Signature



                                                 --------------------------
                                                 Signature, if jointly held



Witness:


---------------------

                                   SCHEDULE I


                          Mellon Investor Services LLC
                                Schedule of Fees
                                       as
                    Warrant Agent for DRS Technologies, Inc.

================================================================================

  I.   Acceptance Fee (One time fee)                                   $2,500.00

 II.   Reviewing Warrant Agent Agreement and appointment
         documents                                                  By Appraisal

III.   Annual fee for acting as Warrant Agent                          $2,500.00

 IV.   Conversion of Warrants (per item)                                 $100.00
         (includes the receipt of warrants and necessary funds, cancellation of warrant, issuance of new security and wiring of funds to issuer)

  V.   Special Services (Mailing of materials to holders), Minimum       $250.00

       Mechanically affixing labels to envelopes or enclosures, each        $.03
       Mechanically inserting enclosures into envelopes (letter
         size), each                                                        $.05